Exhibit 10.1

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF MASSACHUSETTS

UNITED STATES OF AMERICA

v.

CRIMINAL NO.:

STATE STREET CORPORATION,

Defendant.

______________________________/

DEFERRED PROSECUTION AGREEMENT

Defendant State Street Corporation (the "Company"), pursuant to authority granted by the Company's Board of Directors, and the United States Attorney's Office for the District of Massachusetts and the United States Department of Justice, Criminal Division, Fraud Section (collectively, the "Offices), enter into this deferred prosecution agreement (the "Agreement").

Criminal Information and Acceptance of Responsibility

1. The Company acknowledges and agrees that the Offices will file the attached one-count criminal Information in the United States District Court for the District of Massachusetts charging the Company with conspiracy to commit wire fraud and securities fraud, in violation of 18 U.S.C. Section 371. In so doing, the Company: (a) knowingly waives its right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts attached hereto as Attachment A and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the District of Massachusetts.

The Offices agree to defer prosecution of the Company and any of its subsidiaries and majority-owned, operationally-controlled affiliates pursuant to the terms and conditions described below.

2. The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as charged in the Information, and as set forth in the attached Statement of Facts, and that the allegations described in the Information and the facts described in the attached Statement of Facts are true and accurate. Should the Offices pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the attached Statement of Facts in any proceeding, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the attached Statement of Facts at any such proceeding.

Term of the Agreement

3. This Agreement is effective for a period beginning on the date on which the Information is filed and ending three years from the later of the date on which the Information is filed or the date on which the independent compliance monitor (the "Monitor") is retained by the Company, as described in Paragraphs 11-13 below (the "Term"). The Company agrees, however, that, in the event the Offices determine, in their sole discretion, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the Term may be imposed by the Offices, in their sole discretion, for up to a total additional time period of one year, without prejudice to the Offices' right to proceed as provided in Paragraphs 15-19 below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the monitorship in Attachment C, for an equivalent period. Conversely, in the event the Offices find, in their sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the monitorship in Attachment C, and that the other provisions of this Agreement

have been satisfied, the Term of the Agreement may be terminated early. If the Court rejects the Agreement, all the provisions of the Agreement shall be deemed null and void, and the Term shall be deemed to have not begun.

Relevant Considerations

4. The Offices enter into this Agreement based on the individual facts and circumstances presented by this case, including:

(a) the Company did not timely, voluntarily disclose the misconduct to the Offices, and disclosed the misconduct only to a foreign regulator and the Company's primary United States banking regulator even though substantial conduct occurred in the United States;

(b) the Company received partial cooperation credit for its cooperation with the Offices' investigation, including collecting, analyzing, and organizing voluminous evidence and information to the Offices, and by the conclusion of the investigation, providing all non-privileged facts relating to individual involvement in the misconduct described in the Statement of Facts attached hereto as Attachment A, but did not receive full cooperation credit because the Company's full cooperation in the Offices' investigation did not begin immediately and inadequacies in its initial internal investigation prevented it from being able to timely disclose all relevant facts;

(c) the Company has already fully repaid the victims of the misconduct, has paid a financial penalty to the Financial Conduct Authority in the United Kingdom of approximately £22.9 million, and has offered to pay to the United States Securities and Exchange Commission a penalty equal in size to the penalty paid pursuant to this Agreement;

(d) the Company engaged in extensive remedial measures, including terminating employees responsible for the misconduct, enhancing its compliance program, enhancing controls around its transition management business, establishing an Office of Culture, Controls, and Governance in the United Kingdom, and taking additional steps to enforce its compliance program by ensuring consequences to both individuals and business units for policy violations;

(e) the Company has committed to continue to enhance its compliance program and internal controls and has agreed to the retention of an independent compliance monitor, as discussed further in Attachment C;

(f) the nature and seriousness of the offense;

(g) the Company has no prior criminal history, although the Company has a prior history of civil government settlements; and

(h) the Company has agreed to continue to cooperate with the Offices in any ongoing investigation of the conduct of the Company and its officers, directors, employees, agents, business partners, and consultants relating to possible violations of federal criminal law.

<u>Future Cooperation and Disclosure Requirements</u>

5. The Company shall cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement and Attachment A and other possibly fraudulent conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term of this Agreement, subject to applicable law and regulations, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the term specified in paragraph 3. At the request of the Offices, the

Company shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies in any investigation of the Company, or its subsidiaries and majority-owned, operationally-controlled affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and Attachment A. The Company agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:

a. The Company shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities, those of its subsidiaries and majority-owned, operationally-controlled affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations of possible fraud-related conduct about which the Company has any knowledge or about which the Offices may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Offices, upon request, any document, record or other tangible evidence about which the Offices may inquire of the Company.

b. Upon request of the Offices, the Company shall designate knowledgeable employees, agents or attorneys to provide to the Offices the information and materials described in Paragraph 5(a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information.

c. The Company shall use its best efforts to make available for interviews or testimony, as requested by the Offices, present or former officers, directors, employees, agents and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law

enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.

d. With respect to any information, testimony, documents, records or other tangible evidence provided to the Offices pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government of such materials as the Offices, in their sole discretion, shall deem appropriate.

6. In addition to the obligations in Paragraph 5, during the Term of the Agreement, should the Company learn of credible evidence or allegations of a violation of U.S. federal law concerning fraud, the Company shall promptly report such evidence or allegations to the Offices.

Payment of Monetary Penalty

7. The Offices and the Company agree that application of the United States Sentencing Guidelines ("USSG" or "Sentencing Guidelines") to determine the applicable fine range yields the following analysis:

a. The 2016 USSG are applicable to this matter.

b. Offense Level. Based upon USSG § 2B1.1, the total offense level is 34, calculated as follows:

Base Offense Level	6	2B1.1(a)
Loss	+22	2B1.1(b)(1)(L)
Sophisticated Means	+2	2B1.1(b)(10)(B) and (C)
Broker-dealer Enhancement	+4	2B1.1(b)(19)(A)
Total Offense Level	34	

c. Base Fine. Based upon USSG § 8C2.4(a)(3), the base fine is $48.87 million.

d. Culpability Score. Based upon USSG § 8C2.5, the culpability score is 8, calculated as follows:

Base Score	5	USSG § 8C2.5(a)
High-Level Participation	+5	USSG §8C2.5(b)(1)(A)(i)
Cooperation, Acceptance	-2	USSG § 8C2.5(g)(2)
Culpability Score	8	

Calculation of Fine Range:

Base Fine	$48.87 million
Multipliers	1.6 to 3.2
Fine Range	$78.2 million to $156.39 million

The Company agrees to pay a monetary penalty in the amount of $32,300,000 to the United States Treasury no later than five business days after the Agreement is fully executed. The Company and the Offices agree that this penalty is appropriate given the facts and circumstances of this case, as set forth above. The $32,300,000 penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Offices that $32,300,000 is the maximum penalty that may be imposed in any future prosecution, and the Offices are not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Offices agree that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. The Company acknowledges that no tax deduction may be sought in connection with the payment of any part of this $32,300,000 penalty. The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source outside the Company, its subsidiaries and majority-owned, operationally-controlled affiliates with regard to the penalty amounts that the Company pays pursuant to this Agreement or any

other agreement entered into with an enforcement authority or regulator concerning the attached Statement of Facts.

Conditional Release from Liability

8. Subject to Paragraphs 15-19, the Offices agree, except as provided in this Agreement, that they will not bring any criminal or civil case against the Company or subsidiaries and majority-owned, operationally-controlled affiliates relating to any of the conduct described in the attached Statement of Facts or the criminal Information filed pursuant to this Agreement. The Offices, however, may use any information related to the conduct described in the attached Statement of Facts against the Company: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.

a. This Agreement does not provide any protection against prosecution for any future conduct by the Company or any of its subsidiaries and majority-owned, operationally-controlled affiliates or for any prior conduct not specifically set forth in the attached Statement of Facts or the criminal Information filed pursuant to this Agreement.

b. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company.

Corporate Compliance Program

9. The Company represents that it has implemented or will implement a compliance and ethics program throughout its operations, including those of its operationally-controlled affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include interacting with customers, investors, and business partners, determining

pricing or compensation to the Company for services provided to customers, and making representations to customers, investors, or business partners, either directly or indirectly, regarding, among other things, the prevention and detection of fraud-related violations of law. The Company's efforts pursuant to this Agreement shall focus on the prevention and detection of fraud-related conduct by its employees, representatives, and agents, including but not limited to misrepresentations to and concealment of information from the Company's customers, investors, and business partners. Implementation of these policies and procedures shall not be construed in any future enforcement proceeding as providing immunity or amnesty for any crimes not disclosed to the Offices as of the date of this Agreement for which the Company would otherwise be responsible.

<u>Independent Compliance Monitor</u>

10. Promptly after the Offices' selection pursuant to Paragraph 11 below, the Company agrees to retain a Monitor for the term specified in Paragraph 12. The Monitor's duties and authority, and the obligations of the Company with respect to the Monitor and the Offices, are set forth in Attachment C, which is incorporated by reference into this Agreement. Upon the execution of this Agreement, and after consultation with the Offices, the Company will propose to the Offices a pool of three qualified candidates to serve as the Monitor. If the Offices determine, in their sole discretion, that any of the candidates are not, in fact, qualified to serve as the Monitor, or if the Offices, in their sole discretion, are not satisfied with the candidates proposed, the Offices reserve the right to seek additional nominations from the Company. The parties will endeavor to complete the monitor selection process within sixty days of the execution of this Agreement. The Monitor candidates or their team members shall have, at a minimum, the following qualifications:

a. demonstrated expertise with respect to United States criminal fraud laws and regulations;

b. demonstrated expertise with respect to corporate compliance and ethics within the financial services industry, including experience counseling financial services companies with international operations on these issues;

c. experience designing and/or reviewing corporate compliance policies, procedures and internal controls;

d. the ability to access and deploy resources as necessary to discharge the Monitor's duties as described in the Agreement; and

e. sufficient independence from the Company to ensure effective and impartial performance of the Monitor's duties as described in the Agreement.

11. The Offices retain the right, in their sole discretion, to choose the Monitor from among the candidates proposed by the Company, though the Company may express its preference(s) among the candidates. In the event the Offices reject all proposed Monitors, the Company shall propose an additional three candidates within twenty business days after receiving notice of the rejection. This process shall continue until a Monitor acceptable to both parties is chosen. The Offices and the Company will use their best efforts to complete the selection process within sixty calendar days of the execution of this Agreement. If the Monitor resigns or is otherwise unable to fulfill his or her obligations as set out herein and in Attachment D, the Company shall within twenty business days recommend a pool of three qualified Monitor candidates from which the Offices will choose a replacement.

12. The Monitor's term shall be three years from the date on which the Monitor is retained by the Company, subject to extension or early termination as described in Paragraph 3.

The Monitor's powers, duties, and responsibilities, as well as additional circumstances that may support an extension of the Monitor's term, are set forth in Attachment C. The Company agrees that it will not employ or be affiliated with the Monitor or the Monitor's firm for a period of at least two years from the date on which the Monitor's term expires. Nor will the Company discuss with the Monitor or the Monitor's firm the possibility of further employment or affiliation during the Monitor's term.

Deferred Prosecution

13. In consideration of the undertakings agreed to by the Company herein, the Offices agree that any prosecution of the Company or any of its subsidiaries and majority-owned, operationally-controlled affiliates for the conduct set forth in the attached Statement of Facts be and hereby is deferred for the Term. To the extent there is conduct disclosed by the Company that is not set forth in the attached Statement of Facts, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.

14. The Offices further agree that if the Company fully complies with all of its obligations under this Agreement, the Offices will not continue the criminal prosecution against the Company described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire. Within six months of the Agreement's expiration, the Offices shall seek dismissal with prejudice of the criminal Information filed against the Company described in Paragraph 1, and agree not to file charges in the future against the Company or any of its subsidiaries and majority-owned, operationally-controlled affiliates based on the conduct described in this Agreement and the attached Statement of Facts.

Breach of the Agreement

15. If, during the Term, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraphs 9 and 10 of this Agreement and Attachment C; or (e) otherwise fails specifically to perform or to fulfill completely each of the Company's obligations under the Agreement, regardless of whether the Offices become aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Offices have knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Offices in the U.S. District Court for the District of Massachusetts or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Offices' sole discretion. Any such prosecution may be premised on information provided by the Company or its personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, the Company agrees that the statute of

limitations as to any criminal fraud-related violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Offices are made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

16. In the event the Offices determine that the Company has breached this Agreement, the Offices agree to provide the Company with written notice prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of the breach, as well as the actions the Company has taken to address and remediate the situation, which the Offices shall consider in determining whether to pursue prosecution of the Company.

17. In the event that the Offices determine that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Offices or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Offices against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any

current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Offices.

18. The Company acknowledges that the Offices have made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

19. Thirty days after the expiration of the period of deferred prosecution specified in this Agreement, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, on the basis of diligent inquiry, will certify to the Offices that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement. Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and it will be deemed to have been made in the District of Massachusetts.

Sale, Merger, or Other Change in Corporate Form of Company

20. Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company's consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the attached Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other

change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The Company shall obtain approval from the Offices at least thirty days prior to undertaking any such sale, merger, transfer, or other change in corporate form, including dissolution, in order to give the Offices an opportunity to determine if such change in corporate form would impact the terms or obligations of the Agreement. This paragraph shall not apply to: (1) certain planned transactions identified to the Offices prior to the execution of the Agreement; (2) any sale, merger or transfer which is being executed pursuant to recovery and resolution actions of the Company or in furtherance of pursuit of a credible resolution plan as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (3) sales, merger, or transfers between subsidiaries or majority-owned, operationally-controlled affiliates, including internal reorganizations.

Public Statements by Company

21. Within ten (10) business days of the Effective Date of this Agreement, the Company will (a) make this Agreement and the Statement of Facts conspicuously available to the public on its website for the duration of this Agreement; and (b) communicate to all Company employees that the Company has entered into this Agreement and make available this Agreement and Statement of Facts to all such employees.

22. The Company expressly agrees that it shall not, through any person authorized to speak on behalf of the Company, including any present or future attorneys, officers, directors, employees, or agents make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter

shall be subject to prosecution as set forth in Paragraphs 16-18 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the attached Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Offices. If the Offices determine that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Offices shall so notify the Company in writing, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the attached Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the attached Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal proceeding, unless such individual is speaking on behalf of the Company.

23. The Company agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Offices to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Offices and the Company; and (b) whether the Offices have any objection to the release.

24. The Offices agree, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company's

cooperation and remediation. By agreeing to provide this information to such authorities, the Offices are not agreeing to advocate on behalf of the Company, but rather are agreeing to provide facts to be evaluated independently by such authorities.

Limitations on Binding Effect of Agreement

25. This Agreement is binding on the Company and the Offices but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Offices will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.

Notice

26. Any notice to the Offices under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to:

Chief – Economic Crimes Unit
U.S. Attorney's Office for the District of Massachusetts
John Joseph Moakley U.S. Courthouse
1 Courthouse Way, Suite 9200
Boston, MA 02210

and

Chief – Securities and Financial Fraud Unit
Fraud Section
Criminal Division, U.S. Department of Justice
1400 New York Avenue, Washington, DC 20530

Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to

Chief Legal Officer
State Street Corporation
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Notice shall be effective upon actual receipt by the Offices or the Company.

Complete Agreement

27. This Agreement, including its attachments, sets forth all the terms of the settlement agreement between the Company and the Offices. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Offices, the attorneys for the Company and a duly authorized representative of the Company.

AGREED:

FOR STATE STREET CORPORATION:

Date: 1/17/17

By: ______________________
Jeffrey Carp
State Street Corporation

Date: 1-17-17

By: ______________________
Howard Shapiro
John Butts
Wilmer Cutler Pickering Hale and Dorr LLP

FOR THE DEPARTMENT OF JUSTICE:

WILLIAM D. WEINREB
ACTING UNITED STATES ATTORNEY

Date: ____________

BY: ______________
Stephen E. Frank
Assistant U.S. Attorney

ANDREW WEISSMANN
Chief, Fraud Section
Criminal Division
United States Department of Justice

Date: ____________

BY: ______________
Aisling O'Shea
Trial Attorney

COMPANY OFFICER'S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for State Street Corporation (the "Company"). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines' provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines' provisions, and of the consequences of entering into the Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsel's representation in this matter. I certify that I am the Chief Legal Officer for the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

Date: 1/17/17

State Street Corporation

By: ______________________

Jeffrey Carp
Chief Legal Officer

CERTIFICATE OF COUNSEL

We are counsel for State Street Corporation (the "Company") in the matter covered by this Agreement. In connection with such representation, we have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, we are of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, we have carefully reviewed the terms of this Agreement with the Board of Directors and the Chief Legal Officer of the Company. We have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines' provisions and of the consequences of entering into this Agreement. To our knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: 1-17-17

By: Howard M Shapiro
Howard Shapiro
John Butts
Wilmer Cutler Pickering Hale and Dorr LLP
Counsel for State Street Corporation

ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the "Agreement") between the United States Attorney's Office for the District of Massachusetts and the United States Department of Justice, Criminal Division, Fraud Section (collectively, the "Offices") and State Street Corporation (). State Street hereby agrees and stipulates that the following information is true and accurate. State Street admits, accepts, and acknowledges that it is responsible for the acts of its subsidiaries and majority-owned, operationally-controlled affiliates, officers, directors, employees, and agents as set forth below. Should the Offices pursue the prosecution that is deferred by this Agreement, State Street (including its subsidiaries and majority-owned, operationally-controlled affiliates) agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding. The following facts establish beyond a reasonable doubt the charges set forth in the criminal Information attached to this Agreement:

Background

1. Together with its subsidiaries and affiliates, State Street ("State Street" or the "Bank") is a financial services company headquartered and with its principal place of business in Boston, Massachusetts. State Street is one of the world's largest custody banks, and provides a number of services to institutional clients, including a variety of investment servicing and investment management services. Among the services State Street provides to clients is transition management. Large institutional investors – such as pension funds and endowments – often have complex investments consisting of relatively illiquid assets, or positions that due to their sheer size are difficult to unwind without negatively affecting their price. Transition

management is, generally, the business of helping such institutions efficiently move their investments between and among asset managers or liquidate large investment portfolios, with the goal of minimizing the costs associated with such "transitions." As a general matter, transition managers have three principal tasks: (1) to assume responsibility for the performance of investment portfolios during transitions; (2) to communicate with incoming and outgoing asset managers about the composition of their respective portfolios; and (3) to facilitate transitions by executing the necessary trades, with the goal of reducing risk and cost for their clients.

2. State Street's transition management business falls within its Portfolio Solutions Group, which is, in turn, part of State Street Global Markets ("SSGM").

3. The performance of a transition is typically measured using a metric called the "implementation shortfall," which is comprised of a number of different types of explicit and implicit costs. When seeking transition management assignments from prospective clients, transition managers typically prepare an estimate of the implementation shortfall. That estimate is one critical factor, among others, in the awarding of transition management business. After completing the assignment, transition managers typically provide their clients with a post-trade analysis that provides the actual results and assesses performance during the transition.

4. At State Street, the relationship between a transition manager and its client, and their respective responsibilities, are typically documented in a contract referred to as a "transition management agreement" ("TMA"). The TMA may govern multiple transitions over the life of a client relationship. Details of specific transition assignments are often set forth in a shorter document referred to as a "Transition Notice" or "Periodic Notice," which contains details of the transition and generally includes the transition manager's agreed-upon compensation. In State Street's case, and during the relevant time period, this compensation was typically either a per-

trade charge on securities transactions associated with the transition, referred to variously as a "commission," "markup," "markdown," or "spread" (collectively, "commissions"), or a flat fee for the entire transition expressed as a specific number or as a percentage on the value of the portfolio to be transitioned. Other than the instances described herein, it was not State Street's practice, during the relevant time period, to charge both a flat fee and a commission or markup on trades.

5. At all relevant times, State Street was a signatory to the "T-Charter," a voluntary code of best practices for transition managers. Among other provisions, the T-Charter requires the following: "The Transition Manager, both before and after each transition management assignment, fully discloses all the sources of client remuneration received by the Manager and/or its affiliated companies, whether paid explicitly in fees or other charged or earned implicitly through income sharing, rebates, or trading revenue." The T-Charter also provides: "The Transition Manager does not apply dealing commissions or charges, adjust prices or apply a mark-up or mark-down other than as agreed with the client in the contracting documentation and as disclosed in the disclosure document."

6. At all relevant times, Ross MCLELLAN was an executive vice president and the global head of the Portfolio Solutions Group. MCLELLAN was also the president of State Street Global Markets, LLC, State Street's registered broker-dealer. MCLELLAN worked at State Street's headquarters in Boston, Massachusetts.

7. At all relevant times, Edward PENNINGS was a senior managing director and head of the Portfolio Solutions Group for Europe, the Middle East, and Africa ("EMEA"). PENNINGS reported to MCLELLAN. PENNINGS worked at State Street's office in London, England.

8. At all relevant times, Co-Conspirator #1 ("CC-1") was an individual whose identity is known to the Offices and to the Bank. CC-1 was employed by State Street in its London office as a managing director and head of the Transition Management desk for the EMEA region. CC-1 reported to PENNINGS.

The Middle Eastern Sovereign Wealth Fund

9. In or about February 2010, State Street, at the direction of MCLELLAN and PENNINGS, offered to conduct a large fixed-income transition for the sovereign wealth fund of a Middle Eastern country (the "Middle Eastern Sovereign Wealth Fund") at no charge. In an email to a representative of the Middle Eastern Sovereign Wealth Fund – which was one of State Street's largest transition management clients – PENNINGS wrote: "We will price the bonds and t-bills at 'net' – this means that for this transition there will be no commission charged on the fixed income trades. We anticipate being able to charge the other side of the transactions which will enable us to keep commissions for [the Middle Eastern Sovereign Wealth Fund] at zero." In another e-mail, PENNINGS confirmed to the representative of the Middle Eastern Sovereign Wealth Fund that State Street was in compliance with the T-Charter.

10. In a subsequent email to MCLELLAN, PENNINGS noted that if the transitioned assets "are bonds then we should make our quarter."

11. In a telephone call on or about March 2, 2010, PENNINGS and CC-1 discussed the plans to charge hidden commissions on the transition, and PENNINGS instructed CC-1 not to talk about those plans "with anyone . . . because it's not going to help our story. Don't even share it with the rest of the team, to be honest." CC-1 responded, in substance, that PENNINGS would have to interact with someone else on the transition management desk over the course of

the transition because he would be away during part of the transition. PENNINGS replied: "Yeah, OK, but they don't need to know what's in the documentation."

12. In an email to MCLELLAN on or about June 3, 2010, PENNINGS advised that he would "need you involved on the FI [fixed income] trading desk in [the] US to ensure they do as we want." That same day, PENNINGS told CC-1 that he had spoken with MCLELLAN, who had indicated that he wanted to "get. . . . involved in the [Middle Eastern Sovereign Wealth Fund] deal . . . to see how we can make it nice." PENNINGS relayed that MCLELLAN said to "take less" on one portion of the portfolio and "take a lot more" on another portion of the portfolio, and that MCLELLAN "said you can still take 1 or 2 on the outgoing side. . . . I mean, no one is going to fucking notice that. . . . it's a rounding error, so no one is going to notice that."

13. In a telephone call among CC-1, in London, and two Boston-based traders on or about June 15, 2010 (the first day of trading), CC-1 instructed the traders that "before you book out the client side, send the executions across and we will have a look and figure out what levels we want to put on the client side." On the same day, MCLELLAN, who was in London at the time, asked one of the traders for "the range [of prices] across the day. . . " adding, "Basically, I want the high."

14. MCLELLAN and CC-1 then calculated commissions for the traders to apply to the trades that would keep the Middle Eastern Sovereign Wealth Fund's client-side prices within the intraday high and low prices for the securities, thereby helping to hide the commissions from the client.

15. In or about August 2010, the Middle Eastern Sovereign Wealth Fund issued a request for proposal ("RFP") for another transition that similarly involved a large fixed income component. On or about August 29, 2010, PENNINGS forwarded the information to

MCLELLAN, noting, "Gonna bid zero again," to which MCLELLAN responded "Agree 100 percent."

16. On or about October 18, 2010, PENNINGS responded to the Middle Eastern Sovereign Wealth Fund's RFP, stating, "We are able to quote zero commissions for this transition, and in addition, when awarded the whole trade, we will absorb all transaction fees normally charged by the custodian."

17. On or about October 21, 2010, PENNINGS reported to MCLELLAN and others that State Street had won the transition.

18. The draft periodic notice State Street sent to the Middle Eastern Sovereign Wealth Fund stated, "Trades will not attract any commission and will be priced net. The manager may benefit from a bid-ask spread." When the Middle Eastern Sovereign Wealth Fund returned the executed periodic notice, that language had been deleted.

19. Notwithstanding State Street's representations to the Middle Eastern Sovereign Wealth Fund that it would do the transition for zero commissions, the trading instructions issued on November 3, 2010 (the first day of trading), stated that commissions should be "2 bps of value on the sellside and 18 bps of value on the buyside." The instructions also told traders to send the high and low of the day to PENNINGS, CC-1, and another individual on the transition management desk prior to booking trades.

20. State Street proceeded to charge the Middle Eastern Sovereign Wealth Fund significant commissions on the fixed income trading it conducted without disclosing those commissions to the Middle Eastern Sovereign Wealth Fund or obtaining the Fund's consent to pay them.

21. The November 2010 transition also contained a significant foreign exchange ("FX") component. The periodic notice provided that foreign exchange transactions required the prior approval of the Middle Eastern Sovereign Wealth Fund.

22. On or about the first day of trading, November 3, 2010, State Street neither sought approval for nor conducted any FX trading. Following the market close that day, the Federal Reserve Board made a quantitative easing announcement that had a substantial effect on the FX markets.

23. On or about November 4, 2010, after realizing that the FX market had moved against the Middle Eastern Sovereign Wealth Fund's position, State Street conducted the FX trades between approximately 9:30 and 11 am, without obtaining the prior approval of the Middle Eastern Sovereign Wealth Fund.

24. At approximately 11:45 am, State Street sought the approval of the Middle Eastern Sovereign Wealth Fund for the FX trading, without revealing that the trading had, in fact, already been completed. The Middle Eastern Sovereign Wealth Fund granted its approval for the FX trading at approximately 2:30 pm.

25. That same day, PENNINGS wrote to MCLELLAN about the FX situation, stating, "Hopefully we are ok although we do need to find the appropriate benchmark as we want to be in line with the pre-trade given that this is what they look at." MCLELLAN responded, "Use rates at approval time."

26. Also on November 4, CC-1 sent an e-mail to PENNINGS setting forth the benchmarks being used to track performance. CC-1 stated that State Street would use "14:30 London time today prices for FX (the time [the representative of the Middle Eastern Sovereign

Wealth Fund] gave us the OK to do the FX." PENNINGS responded, "Good stuff. Let's not highlight the benchmark times though."

27. On or about November 18, 2010, State Street sent the Middle Eastern Sovereign Wealth Fund a post-trade report for the transition. The implementation shortfall analysis in that report identified the FX implementation shortfall as being approximately $519,000 as compared to a November 3 benchmark.

28. In fact, as noted in the November 4, 2010 e-mails cited above, State Street did not use FX prices on November 3 as a benchmark, but rather used prices from mid-afternoon on November 4, hours after the FX trading had been concluded. Had State Street used the November 3 benchmark it represented to the Middle Eastern Sovereign Wealth Fund it was using to measure performance, it would have been forced to report an FX implementation shortfall of approximately $29.6 million – meaning that the Bank overstated its performance on the FX trades alone by more than $29 million.

The Dutch Pension Fund

29. In or about June 2010, State Street conducted a fixed income transition for a pension fund based in the Netherlands that managed the retirement assets of a group of professionals (the "Dutch Pension Fund").

30. On or about June 17, 2010, a representative of the Dutch Pension Fund asked PENNINGS, "Do the estimated trading costs include the fees that you will charge and how much will these fees (in bp or in cash amount) approximately be?" PENNINGS replied, "In the analysis we have built in 1 bp that the execution desk takes out of the spread, so yes the total implementation shortfall estimate includes all fees."

31. On or about June 18, 2010, after the Dutch Pension Fund indicated that State Street had won the transition but that it would use another bank for futures clearing associated with the transition (for which State Street would have earned additional, agreed-upon revenue), PENNINGS wrote to MCLELLAN and stated, "Just have to charge them a bit more given that we don't get futures revenue."

32. During the trading, which occurred in late June 2010, State Street charged the Dutch Pension Fund approximately 1.5 basis points in commissions, without disclosing the increased commission charges to the Dutch Pension Fund or obtaining the Fund's agreement to pay those additional charges.

The Irish Government Pension Fund

33. In or about December 2010, MCLELLAN and PENNINGS discussed State Street's bid to manage a transition for a large public pension fund based in Dublin, Ireland (the "Irish Government Pension Fund"). In an email to MCLELLAN on or about December 1, 2010, PENNINGS wrote: "Gotta win this one! Any ideas how to get more revenue would be appreciated. . . . How about a 1 [basis point] management fee or something of that nature, no commissions and then take a spread? My tax dollars are after all paying for their reckless spending." MCLELLAN replied: "agree with a zero commission bid," but added that the Bank's traders would "need to trade net," such that commissions would not be disclosed in trading results provided to the client. PENNINGS responded: "Great minds think alike. We have to charge fee then otherwise they get suspicious . . . ."

34. State Street ultimately proposed a flat management fee of 1.25 basis points (0.0125%) of the value of the transitioned assets. The proposal specified that there would be no fixed income or equities commissions.

35. In an email to CC-1, PENNINGS noted: "Just to clarify – 1.25 bps is management fee. The extra quarter point makes it look like we actually thought about it and did the calculations . . . . "

36. After the Irish Government Pension Fund awarded State Street only part of the transition, the Bank negotiated for, and the Irish Government Pension Fund agreed to, a slightly higher flat fee of 1.65 basis points (0.0165%) of the value of the assets, plus certain specified costs for futures and foreign exchange transactions.

37. In a subsequent telephone call, PENNINGS told CC-1 that "we just need to be very, very creative, which we will," and added: "Make sure it . . . doesn't say anything about not taking any spreads, because we're going to have to in the U.S." PENNINGS instructed CC-1 not to inform the transition manager assigned to the deal about the hidden commissions.

38. In an email to MCLELLAN, PENNINGS reported that the deal with the Irish Government Pension Fund was for "1.65 bps. Need to be very creative." MCLELLAN responded: "We will."

39. On or about March 23, 2011, CC-1 reviewed a draft of the post-trade report for the first tranche of the Irish Government Pension Fund transition, and instructed the transition manager to alter the definition of "Commissions" in the report because, according to CC-1, "We are charging a flat fee." On or about March 29, 2011, State Street sent the Irish Government Pension Fund the post-trade report with the term "Commissions" removed from the definitions page.

40. On or about April 5, 2011, prior to the second tranche of the Irish Government Pension Fund transition, PENNINGS emailed MCLELLAN that the fund "just informed us they did not want to use futures on the trade scheduled for later this week," for which the fund had

agreed to pay State Street an additional fee. PENNINGS added: "I think this will increase the 'spread.'"

41. Because the Irish Government Pension Fund transition involved a significant amount of equities – for which commissions were ordinarily broken out and reported automatically by State Street's trading systems – MCLELLAN, PENNINGS, and others devised a plan to conduct the trades in a special trading account ordinarily used to guarantee customers a specific price – the volume weighted average price ("VWAP") – of trades executed over the course of a day. Using the VWAP account, State Street was able to include a commission of 2 cents per share on each of the U.S. equities trades it executed for the Irish Government Pension Fund, without the commission being broken out on reports sent to the client.

42. Ultimately, State Street charged undisclosed commissions and mark-ups totaling approximately $4.5 million in addition to the agreed-upon management fee of approximately $1.6 million.

<u>The Irish Commercial Pension Fund</u>

43. In or about March 2011, State Street received an RFP from a pension fund based in Ireland that managed the retirement assets of employees at an Irish company (the "Irish Commercial Pension Fund") for a fixed income and equities transition.

44. In its response to the RFP, State Street proposed a flat management fee of €400,000 and noted that it was a founding member of the T-Charter and that it would be "fully compliant to the principles set out in the T-Charter."

45. In or about April 2011, the Irish Commercial Pension Fund negotiated State Street's management fee down to €350,000.

46. Ultimately, State Street took undisclosed mark-ups totaling approximately $1.1 million in addition to the agreed-upon €350,000 management fee.

The British Commercial Pension Fund

47. In or about December 2010, State Street received an RFP from a pension fund based in England that managed the retirement assets of employees of an English company (the "British Commercial Pension Fund").

48. While State Street's RFP response contemplated a commission of 5 basis points, State Street and the British Commercial Pension Fund subsequently agreed that State Street would receive a flat management fee of £350,000.

49. Ultimately, State Street took undisclosed mark-ups totaling approximately $1 million in addition to the agreed-upon £350,000 management fee.

The British Government Pension Fund

50. In or about February 2011, State Street received an RFP from a pension fund based in London, England that managed the retirement assets of certain employees of the British government (the "British Government Pension Fund"). The RFP concerned a fixed-income transition involving more than £3.2 billion in assets. PENNINGS forwarded the RFP to MCLELLAN with the note: "Confidential but check this baby out . . . gotta win that one!" MCLELLAN replied: "Thin to win."

51. In its response to the RFP, State Street proposed a flat fee of 1.75 basis points (0.0175%) of the value of the assets and promised to "provide full disclosure" of "all costs incurred in the transition and any additional revenue sources . . . resulting from the transition." In a table breaking down costs associated with the transition, the Bank indicated that no

commissions would be applied. State Street further pledged "to put our client's interest ahead of our own."

52. On February 21, 2011, after the British Government Pension Fund cut the size of the transition to approximately £1.3 billion, PENNINGS confirmed in an email to an executive of the fund that "even though the value is significantly less, we can do this project for a management fee of 1.75 [basis points] of the portfolio value of £1.3 bln or £227,500." PENNINGS forwarded this email to MCLELLAN with the note: "Who's the daddy . . . Happy president's day!" MCLELLAN responded: "Nice work." PENNINGS then replied: "I'm thinking 1.5-2 [basis points] . . . "

53. In a subsequent email to the British Government Pension Fund, PENNINGS again confirmed that "[t]he fee includes all trading required," adding: "Pls don't make me go this low every time though!"

54. On or about March 21, 2011, the instructions sent to traders handling the transition for the British Government Pension Fund provided, in bold-faced lettering, "ZERO COMMS." That same day, in a telephone call with CC-1, PENNINGS said he had just had a call with MCLELLAN in which MCLELLAN "said 'how much do you want to take?' and I said, 'whatever, let's see how we go.'"

55. Thereafter, at the direction of MCLELLAN, PENNINGS, and CC-1, State Street secretly applied commissions of one basis point (0.01%) to all U.S. trades, and 2 basis points (0.02%) to all European trades it conducted on behalf of the British Government Pension Fund, in addition to the agreed-upon flat fee. For example, on or about March 22, 2011, MCLELLAN instructed a U.S. fixed income trader to "take a basis point of yield" on trades for the British Government Pension Fund, notwithstanding that the written trading instructions issued by the

transition manager said to charge zero commissions. Later that same day, MCLELLAN instructed the trader to delete any reference to commissions on the file of trading results he sent to the transition manager.

56. On or about March 23, 2011, MCLELLAN instructed the U.S. fixed income trader to "stay with a basis point of yield" and confirmed that the trader should once again "zero out" the commissions when sending over the trading file to the transition manager.

57. After the British Government Pension Fund independently learned that commissions had been charged on certain U.S. trades, MCLELLAN, PENNINGS, and CC-1 took steps to prevent the British Government Pension Fund, and State Street's internal compliance staff, from learning the truth, by falsely telling them that the commissions had been charged by mistake and were limited to the U.S. For example, in response to a June 21, 2011 email from an executive of the British Government Pension Fund requesting confirmation that "£242,305 (equal to 1.75 [basis points] on the [assets under management] . . . is the sole revenue for SSGM and/or any of its affiliates on this event," PENNINGS responded: "Yes – £242,305 (It should equal 1.75 [basis points] of the total assets)."

58. When the fund executive informed PENNINGS that auditors reviewing publicly available data had discovered what appeared to be a one basis point commission on all U.S. trades, PENNINGS responded: "That doesn't seem right so let me investigate with the US desk and get back to you."

59. On or about June 22, 2011, MCLELLAN directed PENNINGS to advise the British Government Pension Fund that State Street had applied "inadvertent commissions" to U.S. trades, but not to disclose that commissions had also been applied to European trades, for which market trading results were not publicly available. At MCLELLAN's direction, State

Street refunded the British Government Pension Fund the approximately $1 million in commissions it had secretly charged on U.S. trades – but not the approximately $2 million State Street had, unbeknownst to the fund, charged on European trades.

60. MCLELLAN and PENNINGS later advised State Street's compliance staff that State Street had erroneously charged the British Government Pension Fund a commission on U.S. trades – but not that State Street had charged the commission intentionally, or that it had also charged a commission on European trades.

61. State Street's compliance staff accepted these explanations at face value and undertook no independent investigation until the misconduct became more widely known within the Bank shortly thereafter.

ATTACHMENT B
CERTIFICATE OF CORPORATE RESOLUTIONS

WHEREAS, State Street Corporation (the "Company") has been engaged in discussions with the United States Attorney's Office for the District of Massachusetts and the United States Department of Justice, Criminal Division, Fraud Section (collectively, the "Offices") regarding issues arising in relation to fraudulent overcharging of, and misrepresentations to, certain customers of the Company's transition management business and

WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Offices; and

WHEREAS, the Company's Chief Legal Officer, Jeffrey Carp, together with outside counsel for the Company, have advised the Board of Directors of the Company of its rights, possible defenses, the Sentencing Guidelines' provisions, and the consequences of entering into such agreement with the Offices;

Therefore, the Board of Directors has RESOLVED that:

1. The Company (a) acknowledges the filing of the one-count Information charging the Company conspiracy to commit wire fraud and securities fraud in violation of Title 18, United States Code, Section 371; (b) waives indictment on such charges and enters into a deferred prosecution agreement with the Offices; and (c) agrees to accept a monetary penalty against the Company totaling $32,300,000, and to pay such penalty to the United States Treasury with respect to the conduct described in the Information;

2. The Company accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of

Criminal Procedure 48(b); and (b) a knowing waiver for purposes of this Agreement and any charges by the Offices arising out of the conduct described in the attached Statement of Facts of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the District of Massachusetts; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement;

3. The Chjef Legal Officer, Jeffrey Carp, is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as discussed with the Board of Directors with such changes as the Chief Legal Officer, Jeffrey Carp, may approve;

4. The Chief Legal Officer, Jeffrey Carp, is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and

5. All of the actions of the Chief Legal Officer, Jeffrey Carp, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date: 1/17/17

By: ______________________________
Assistant Corporate Secretary
State Street Corporation

ATTACHMENT C

INDEPENDENT COMPLIANCE AND BUSINESS ETHICS MONITOR

The duties and authority of the Independent Compliance and Ethics Monitor, and the obligations of State Street Corporation (the "Company"), on behalf of itself and its subsidiaries and majority-owned, operationally-controlled affiliates (collectively, the "Monitored Entities"), with respect to the Monitor and the United States Attorney's Office for the District of Massachusetts and the United States Department of Justice, Criminal Division, Fraud Section (collectively, the "Offices") are as described below, to the extent permissible under locally applicable laws and regulations, and the instructions of local regulatory agencies:

Term of the Monitorship

1. The Company will retain the Monitor for a period of three years (the "Term of the Monitorship"), unless the early termination provision of Paragraph 3 of the Deferred Prosecution Agreement (the "Agreement") is triggered.

Monitor's Mandate

2. The Monitor's primary responsibility is to assess, oversee, and monitor the Monitored Entities' compliance with their obligations under the terms of the Agreement, so as to specifically address and reduce the risk of any recurrence of the misconduct as described in the Statement of Facts. In doing so, the Monitor will review and monitor the effectiveness of the Monitored Entities' compliance controls and business ethics as they pertain to the applicable fraud laws, and make such recommendations as the Monitor believes are necessary to comply with the Agreement. During the Term of the Monitorship, the Monitor will review and provide recommendations for improving the Monitored Entities' compliance and ethics programs, as well as the Monitored Entities' implementation and enhancement of their compliance and ethics

programs for the purpose of preventing future fraudulent conduct by the Monitored Entities', including, but not limited to, violations related to the conduct giving rise to the Information filed in this matter. In doing so, the Monitor shall:

a. Review and monitor the Monitored Entities' current and ongoing compliance with the Agreement.

b. Review, evaluate, and monitor the Monitored Entities' compliance and business ethics policies and procedures to ensure they are generally effective in preventing and detecting fraudulent conduct ("Misconduct") by any director, officer, employee, or agent of any of the Monitored Entities. This shall include an assessment of the Monitored Entities' Compliance functions and/or Audit Committee for further action regarding the Monitored Entities' policies and procedures.

c. Review, evaluate, and monitor the Monitored Entities' compliance and business ethics programs, including but not limited to any applicable surveillance systems, risk management systems, conflicts of interest identification and mitigation, relevant management information or systems, compliance training, business ethics training, internal auditing information or systems, compliance data management systems, internal investigation procedures, and information retention and production to ensure they are generally effective in preventing and detecting any Misconduct by any director, officer, employee, or agent of any of the Monitored Entities;

d. Review, evaluate, and monitor the Monitored Entities' compliance and business ethics structures, compositions, and resources, including but not limited to, compliance and ethics personnel compensation, compliance and ethics personnel recruitment programs, and compliance and ethics personnel training, to ensure the

compliance and ethics groups or functions have the appropriate authority, structure, and resources to be generally effective in preventing and detecting any Misconduct by any director, officer, employee, or agent of any of the Monitored Entities;

e. Review, evaluate, and monitor the Monitored Entities' compliance and ethics policies, procedures, and practices, including but not limited to any trader recruitment, training, compensation, and evaluation process, to determine if they are generally effective to prevent and detect any Misconduct by any director, officer, employee, or agent of any of the Monitored Entities; and

f. Review, assess, and monitor the Monitored Entities' and senior management's commitment to, and effective implementation of, the corporate compliance and business ethics programs.

The Company's Obligations

3. The Company, its subsidiaries and majority-owned, operationally-controlled affiliates shall cooperate fully with the Monitor, and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about the Monitored Entities' compliance and ethics programs in accordance with the principles set forth herein and applicable law, including any applicable bank secrecy, confidential supervisory information, data protection and labor laws and regulations. To that end, the Company shall: facilitate the Monitor's access to the Monitored Entities' documents and resources; not limit such access, except as provided in Paragraphs 5-6; and provide guidance on applicable local law (such as relevant bank secrecy, confidential supervisory information, data protection and labor laws). The Company shall provide the Monitor with access to all information, documents, records, facilities, and employees, as reasonably requested by the Monitor, that fall within the scope of

the Mandate of the Monitor under the Agreement. The Company shall use its best efforts to provide the Monitor with access to the Monitored Entities' former employees and their third-party vendors, agents, and consultants.

4. Any disclosure by the Company to the Monitor concerning fraudulent or criminal conduct shall not relieve the Company of any otherwise applicable obligation to truthfully disclose such matters to the Offices, pursuant to the Agreement.

Withholding Access

5. The parties agree that no attorney-client relationship shall be formed between the Company and the Monitor. In the event that the Company seeks to withhold from the Monitor access to information, documents, records, facilities, or current or former employees of the Company that may be subject to a claim of attorney-client privilege or to the attorney work-product doctrine, or where the Company reasonably believes production would otherwise be inconsistent with applicable law, the Company shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor.

6. If the matter cannot be resolved, at the request of the Monitor, the Company shall promptly provide written notice to the Monitor and the Offices. Such notice shall include a general description of the nature of the information, documents, records, facilities or current or former employees that are being withheld, as well as the legal basis for withholding access. The Offices may then consider whether to make a further request for access to such information, documents, records, facilities, or employees.

Monitor's Coordination with the Company
and Review Methodology

7. In carrying out the Mandate, to the extent appropriate under the circumstances, the Monitor should coordinate with Company personnel, including in-house counsel, compliance personnel, and internal auditors, on an ongoing basis. The Monitor may rely on the product of the Company's processes, such as the results of studies, reviews, sampling and testing methodologies, audits, and analyses conducted by or on behalf of the Company, as well as the Company's internal resources (e.g., legal, compliance, and internal audit), which can assist the Monitor in carrying out the Mandate through increased efficiency and Company-specific expertise, provided that the Monitor has confidence in the quality of those resources.

8. The Monitor's reviews should use a risk-based approach, and thus, the Monitor is not expected to conduct a comprehensive review of all business lines, all business activities, or all markets. In carrying out the Mandate, the Monitor should consider, for instance, risks presented by the Company's: (a) organizational structure; (b) training programs or lack thereof; (c) compensation structure; (d) internal auditing processes; (e) internal investigation procedures; and (f) reporting mechanisms.

9. In undertaking the reviews to carry out the Mandate, the Monitor shall formulate conclusions based on, among other things: (a) inspection of relevant documents, including the Monitored Entities' current policies and procedures; (b) on-site observation of selected management information or systems and procedures of the Monitored Entities at sample sites, including internal accounting controls, record-keeping, and internal audit procedures; (c) meetings with, and interviews of, relevant current and, where appropriate, former directors,

officers, employees, business partners, agents, and other persons at mutually convenient times and places; and (d) analyses, studies, and testing of the Monitored Entities' compliance program.

Monitor's Written Work Plans

10. To carry out the Mandate, during the Term of the Monitorship, the Monitor shall conduct an initial review and prepare an initial report, followed by at least two follow-up reviews and reports as described in Paragraphs 17-20 below. With respect to the initial report, after consultation with the Company and the Offices, the Monitor shall prepare the first written work plan within sixty calendar days of being retained, and the Company and the Offices shall provide comments within thirty calendar days after receipt of the written work plan. With respect to each follow-up report, after consultation with the Company and the Offices, the Monitor shall prepare a written work plan at least thirty calendar days prior to commencing a review, and the Company and the Offices shall provide comments within twenty calendar days after receipt of the written work plan. Any disputes between the Company and the Monitor with respect to any written work plan shall be decided by the Offices in their sole discretion.

11. All written work plans shall identify with reasonable specificity the activities the Monitor plans to undertake in execution of the Mandate, including a written request for documents. The Monitor's work plan for the initial review shall include such steps as are reasonably necessary to conduct an effective initial review in accordance with the Mandate, including by developing an understanding, to the extent the Monitor deems appropriate, of the facts and circumstances surrounding any violations that may have occurred before the date of the Agreement. In developing such understanding the Monitor is to rely to the extent possible on available information and documents provided by the Company. It is not intended that the

Monitor will conduct his or her own inquiry into the historical events that gave rise to the Agreement.

Initial Review

12. The initial review shall commence no later than one hundred twenty calendar days from the date of the engagement of the Monitor (unless otherwise agreed by the Company, the Monitor, and the Offices). The Monitor shall issue a written report within one hundred fifty calendar days of commencing the initial review, setting forth the Monitor's assessment and, if necessary, making recommendations reasonably designed to improve the effectiveness of the Company's program for ensuring fraudulent conduct is not committed by any Company director, officer, employee, or agent. The Monitor should consult with the Company concerning his or her findings and recommendations on an ongoing basis and should consider the Company's comments and input to the extent the Monitor deems appropriate. The Monitor may also choose to share a draft of his or her reports with the Company prior to finalizing them. The Monitor's reports need not recite or describe comprehensively the Company's history or compliance policies, procedures and practices, but rather may focus on those areas with respect to which the Monitor wishes to make recommendations, if any, for improvement or which the Monitor otherwise concludes merit particular attention. The Monitor shall provide the report to the Board of Directors of the Company and contemporaneously transmit copies to Deputy Chief – Economic Crimes Unit, U.S. Attorney's Office for the District of Massachusetts, John Joseph Moakley U.S. Courthouse, 1 Courthouse Way, Suite 9200, Boston, MA 02210 and Chief – Securities and Financial Fraud Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, Washington, DC 20530. After consultation with the

Company, the Monitor may extend the time period for issuance of the initial report for a brief period of time with prior written approval of the Offices.

13. Within one hundred fifty calendar days after receiving the Monitor's initial report, the Company shall adopt and implement all recommendations in the report, unless, within sixty calendar days of receiving the report, the Company notifies in writing the Monitor and the Offices of any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the one hundred and fifty days of receiving the report but shall propose in writing to the Monitor and the Offices an alternative policy, procedure or system (and necessary timeframe) designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within forty-five calendar days after the Company serves the written notice.

14. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Offices. The Offices may consider the Monitor's recommendation and the Company's reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s).

15. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred fifty calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Offices.

Follow-Up Reviews

16. A follow-up review shall commence no later than one hundred eighty calendar days after the issuance of the initial report (unless otherwise agreed by the Company, the Monitor and the Offices). The Monitor shall issue a written follow-up report within one hundred twenty calendar days of commencing the follow-up review, setting forth the Monitor's assessment and, if necessary, making recommendations in the same fashion as set forth in Paragraph 12 with respect to the initial review. After consultation with the Company, the Monitor may extend the time period for completion of the follow-up review and issuance of the follow-up report for a brief period of time with prior written approval of the Offices.

17. Within one hundred twenty calendar days after receiving the Monitor's follow-up report, the Company shall adopt and implement all recommendations in the report, unless, within thirty calendar days after receiving the report, the Company notifies in writing the Monitor and the Offices concerning any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the ninety calendar days of receiving the report but shall propose in writing to the Monitor and the Offices an alternative policy, procedure, or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within thirty calendar days after the Company serves the written notice.

18. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Offices. The Offices may consider the Monitor's recommendation and the Company's reasons for not adopting the

recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s). With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred twenty calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Offices.

19. The Monitor shall undertake a second follow-up review not later than one hundred fifty calendar days after the issuance of the first follow-up report. The Monitor shall issue a second follow-up report within one hundred twenty days of commencing the review, and recommendations shall follow the same procedures described in Paragraphs 16-18. Following the second follow-up review, the Monitor shall certify whether the Company's compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the anti-fraud laws. The final follow-up review and report shall be completed and delivered to the Offices no later than thirty days before the end of the Term.

Monitor's Discovery of Potential or Actual Misconduct

20. (a) Except as set forth below in sub-paragraphs (b), (c), and (d), should the Monitor discover during the course of his or her engagement that:

- questionable, improper, or illegal practices relating to anti-fraud laws, including, but not limited to, misrepresentations made to customers; or
- violations of fraud-related aspects of the Company's compliance or ethics programs or anti-fraud laws

either (a) that may have occurred after the date on which this Agreement was signed or (b) that have not been adequately dealt with by the Company (collectively "Potential Misconduct"), the

Monitor shall immediately report the Potential Misconduct to the Company's Chief Legal Officer, Chief Compliance Officer, and/or Audit Committee for further action unless the Potential Misconduct was already so disclosed. The Monitor also may report Potential Misconduct to the Offices at any time, and shall report Potential Misconduct to the Offices when they request the information.

(b) In some instances, the Monitor should immediately report Potential Misconduct directly to the Offices and not to the Company. The presence of any of the following factors militates in favor of reporting Potential Misconduct directly to the Offices and not to the Company, namely, where the Potential Misconduct: (1) poses a risk to public health or safety or the environment; (2) involves senior management of the Company; (3) involves obstruction of justice; or (4) otherwise poses a substantial risk of harm.

(c) If the Monitor believes that Potential Misconduct actually occurred or may constitute a criminal or regulatory violation ("Actual Misconduct"), the Monitor shall immediately report the Actual Misconduct to the Offices. When the Monitor discovers Actual Misconduct, the Monitor shall disclose the Actual Misconduct solely to the Offices. The Monitor should disclose improper activities in his or her discretion directly to the Offices, and not to the Company, and, in such cases, disclosure of the Actual Misconduct to the Chief Legal Officer and Chief Compliance Officer, and/or the Audit Committee of the Company should occur as the Offices and the Monitor deem appropriate under the circumstances.

(d) The Monitor shall address in his or her reports the appropriateness of the Company's response to all disclosed Potential Misconduct or Actual Misconduct, whether previously disclosed to the Offices or not. Further, if the Company, or any entity

or person working directly or indirectly for or on behalf of the Company, withholds information necessary for the performance of the Monitor's responsibilities, and the Monitor believes that such withholding is without just cause, the Monitor shall also immediately disclose that fact to the Offices and address the Company's failure to disclose the necessary information in his or her reports.

(e) Neither the Company, nor anyone acting on its behalf, shall take any action to retaliate against the Monitor for any such disclosures or for any other reason.

Meetings During Pendency of Monitorship

22. The Monitor shall meet with the Offices within thirty calendar days after providing each report to the Offices to discuss the report, to be followed by a meeting between the Offices, the Monitor, and the Company.

23. At least annually, and more frequently if appropriate, representatives from the Company and the Offices will meet together to discuss the monitorship and any suggestions, comments, or improvements the Company may wish to discuss with or propose to the Offices, including with respect to the scope or costs of the monitorship.

Contemplated Confidentiality of Monitor's Reports

24. The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, or impede pending or potential government investigations and thus undermine the objectives of the monitorship. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Offices determine in their sole discretion that disclosure

would be in furtherance of the Offices' discharge of their duties and responsibilities or is otherwise required by law.